UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 28, 2005

Lightbridge, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-21319	04-3065140
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

30 Corporate Drive, Burlington, Massachusetts		01803
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-359-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

We hereby amend our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2005 ("Original Filing"), in which we announced certain exit or disposal activities ("exit activities") with respect our premises at 30 Corporate Drive, Burlington, Massachusetts ("Burlington premises"). The purpose of this amendment is to describe a sublease on the Burlington premises and to update certain estimates set forth in Item 2.05 of the Original Filing.

On November 9, 2005, we entered into a sublease covering 34,933 square feet comprising the third floor of the Burlington premises. The initial sublease term is from November 9, 2005 through September 30, 2008. Rent for the premises is $15.00 per square foot for the period from the sublease commencement date through September 30, 2006, increasing to $16.00 per square foot for the following year, and $17.00 per square foot for the last year of the initial sublease term. Subtenant shall also pay its share of certain increases in property taxes and operating costs and certain electric charges as set forth in the sublease.

The sublease also provides the tenant with the option to extend the sublease for one additional consecutive period commencing on October 1, 2008, and ending on November 29, 2011 at an annual rent equal to the Fair Market Rental Value (as defined in the sublease) but in no event less than the rent payable for the last 12 months of the initial sublease term, provided that (a) the sublessee shall have given us notice of its exercise of that option at least six (6) full calendar months prior to the expiration of the initial sublease term and (b) no Event of Default (as defined in the sublease) exists at the time of giving such notice and at the commencement of the extension period.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 28, 2005, our Board of Directors authorized the exit or disposal by us of the third floor of our Burlington premises and associated fixtures, furniture and equipment. We no longer require the Burlington premises because of consolidation resulting from prior restructurings. We completed the exit activities by September 30, 2005. On October 4, 2005, we filed the Original Filing describing the exit or disposal by us of the Burlington premises and associated fixtures, furniture and equipment. We are amending our Original Filing to update the information regarding charges to us under Item 2.05 and to update the disclosures regarding estimates of costs.

As a result of the exit activities with respect to the Burlington premises, we incurred a pre-tax restructuring and asset impairment charge of approximately $1.5 million in the third quarter of 2005. This charge consists of:

• approximately $890,000 in facilities exit charges, comprised of the net present value of the lease payment obligations for the remaining 73 months of our lease obligation for the above premises, net of estimated sublease income; and

• approximately $650,000 of charges related to tenant improvements and other abandoned assets.

The facilities exit charges are estimated to result in future cash expenditures over the remaining 73 months of our lease obligation, and the charges related to tenant improvements and other abandoned assets are estimated to result in no future cash expenditures by us.

The initial term of the sublease agreement is for approximately 35 months. The estimated restructuring charge includes an estimate of sublease income we presently expect to receive during the remaining 73 months of our lease obligation. Actual future cash expenditures and restructuring expenses may differ if the actual sublease income varies from current estimates. See Note 7 of the notes to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004 for a discussion of our restructuring costs.

Item 2.06 Material Impairments.

See the discussion in Item 2.05 above regarding information with respect the impairment of tenant improvements and other abandoned assets.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lightbridge, Inc.

November 15, 2005	By:	/s/ Timothy C. O'Brien

Name: Timothy C. O'Brien
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Sublease Agreement